Execution Version
CUMULUS MEDIA INC.
INDEPENDENT DIRECTOR AGREEMENT
THIS INDEPENDENT DIRECTOR AGREEMENT (the “Agreement”) is made as of March 4, 2026, by and between Cumulus Media Inc., a Delaware corporation (“Cumulus Media”, and collectively with its direct and indirect wholly-owned subsidiaries, the “Cumulus Companies”), and David Tolley (the “Independent Director”). Reference is hereby made to the Amended and Restated Certificate of Incorporation of Cumulus Media, Inc., dated as of June 4, 2018 (as may be further amended, modified or supplemented from time to time, the “Charter”) and the Third Amended and Restated Bylaws of Cumulus Media Inc. (as may be further amended, modified or supplemented from time to time, the “Bylaws”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Charter or Bylaws, as applicable.
WHEREAS, pursuant to the Charter and Bylaws, Cumulus Media is managed by its Board of Directors (the “Board”);
WHEREAS, there is presently one or more vacancies on the Board, which, under Section 3.11 of the Bylaws, may be filled by a majority vote of the directors presently in office;

WHEREAS, in accordance with Section 3.11 of the Bylaws, a majority of the directors presently in office have given their written consent to the appointment of the Independent Director as director of the Board; and
WHEREAS, Cumulus Media and the Independent Director are entering into this Agreement to induce the Independent Director to serve in the capacity set forth above and to set forth certain understandings between the parties.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual agreements and promises contained herein, and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, Cumulus Media and the Independent Director hereby agree as follows:
1.APPOINTMENT. The Board hereby elects and appoints the Independent Director to serve on the Board. The Board has previously provided the requisite written consent with respect to the election and appointment of the Independent Director to the Board.
2.DUTIES. The Independent Director agrees to serve as an independent director of the Board and to be available to perform the duties consistent with such position pursuant to the Charter, the Bylaws, and the laws of the state of Delaware. Cumulus Media acknowledges that the Independent Director currently holds other positions and agrees that the Independent Director may maintain such positions. The Independent Director confirms that he will be able to devote sufficient time and attention to Cumulus Media and the Cumulus Companies as is necessary to fulfill his responsibilities as an independent director of the Board. Such time and attention shall include, without limitation, participation in telephonic and/or in-person meetings of the Board and any committee of the Board to which the Independent Director is appointed. By execution of this Agreement, the Independent Director accepts his election and appointment as an independent member of the Board, and agrees to serve in such capacity, subject to the terms of this Agreement, until his successor is duly elected and qualified or until the Independent Director’s earlier death, resignation or removal. The parties hereto acknowledge and agree that the Independent Director is being engaged to serve as an independent member of the Board only and is not being engaged to serve, and shall not serve, Cumulus Media in any other capacity.
3.TERM. Notwithstanding anything in this Agreement to the contrary, the term of this Agreement shall continue with respect to the Independent Director’s service on the Board until such time as the Independent Director resigns, or is replaced, with or without cause, and pursuant to the terms of the Charter and Bylaws.
4.NO EMPLOYMENT RELATIONSHIP; INDEPENDENT CONTRACTOR STATUS. Nothing in this Agreement is intended or shall be deemed to create any employment, partnership, agency or joint venture relationship between Cumulus Media and the Independent Director. The Independent Director acknowledges and agrees that, in the Independent Director’s capacity as a member of the Board (or member of any committee thereof), the Independent Director’s status at all times shall be that of an independent contractor. The parties hereby acknowledge and agree that all amounts paid pursuant to Section 6 hereof shall represent fees for services as an independent contractor, and shall therefore be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. The Independent Director further acknowledges that Cumulus Media makes no warranties as to any tax consequences regarding payment of such amounts, and specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder is the Independent Director’s sole and complete responsibility and that the Independent Director will pay all taxes, if any, assessed on such payments under the applicable laws of any federal, state, local, foreign or other jurisdiction. During the Term, the Independent Director shall not be eligible to participate in any of the employee benefit plans or arrangements of the Cumulus Companies or their subsidiaries, unless otherwise specifically determined by Cumulus Media.
5.INDEPENDENCE.    The Independent Director affirms that as of the date hereof, for all purposes of Delaware law, the Independent Director is independent and disinterested. The Independent Director does not have any direct or indirect beneficial interest in any entity owning any equity interest in the Cumulus Companies or any of the lenders to any of the Cumulus Companies. The Independent Director will promptly inform the Board and the Cumulus Companies if at any time he becomes aware of any information that would cause his not to be independent within the meaning of Delaware law.
6.COMPENSATION. For all services to be rendered by the Independent Director hereunder, and so long as the Independent Director remains an independent member of the Board, Cumulus Media agrees to pay the Independent Director an aggregate monthly fee of $40,000.00, prorated for partial months (the “Monthly Fee”), with the first Monthly Fee payable as soon as practicable after the execution of this Agreement and thereafter payable in advance on the first of each calendar month without requirement for invoicing. Notwithstanding the foregoing, the Monthly Fee shall cease to be payable upon the effective date of Cumulus Media’s emergence from any proceeding under chapter 11 of title 11 of the United States Code (the “Emergence Date”). If the Independent Director continues to serve as a member of the Board following the Emergence Date, Cumulus Media shall establish a new compensation arrangement for the Independent Director, which arrangement shall be consistent with the compensation arrangements made with other Cumulus Media independent Board members.
7.EXPENSES. In addition to the compensation provided in Section 6 hereof, Cumulus Media will reimburse the Independent Director for reasonable, documented out-of-pocket business-related expenses incurred in good faith and in accordance with Cumulus Media expense reimbursement policies, in the performance of the Independent Director’s duties for Cumulus Media and the Independent Director’s attendance at meetings of the Board (including travel, lodging, and meal expenses). Such payments shall be made by or caused to be made by Cumulus Media upon submission by the Independent Director of a written statement itemizing the expenses incurred. Such statement shall be accompanied by sufficient documentary matter to support the expenditures. Any air travel shall be economy class.
8.INSURANCE. Cumulus Media or one of its affiliates (which, in the case of an affiliate, shall include coverage of members of the Board) shall maintain insurance to protect Cumulus Media and any members of the Board against any expense, liability or loss, and such insurance shall cover Independent Director to at least the same extent as any other member of the Board; provided that Cumulus Media shall maintain customary director, manager and officer insurance in form substantially similar to, and in amounts not less than the amount of, the insurance maintained by Cumulus Media as of the date hereof. Cumulus Media shall provide a true and correct copy of the existing policy for such insurance upon the execution of this Agreement.
9.INDEMNIFICATION. Cumulus Media shall indemnify and hold the Independent Director harmless to the fullest extent authorized by Delaware law or other applicable law and provide the Independent Director with no less indemnification than provided to any other member of the Board. The Independent Director shall be an Indemnitee as set forth in the Charter and Cumulus Media shall have the obligation to indemnify the Independent Director consistent with and pursuant to Article XI of the Charter.
10.CONFIDENTIALITY. Cumulus Media and the Independent Director each acknowledge that for the Independent Director to perform his duties as a member of the Board, the Independent Director shall necessarily be obtaining access to certain confidential information concerning the Cumulus Companies and their affiliates (the “Company Group”), including, but not limited to, the economic, financial or management aspects of the business, operations, intellectual property, properties or prospects of the Company Group, whether oral or in written form (“Confidential Information”). The Independent Director covenants that he shall not, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information, except: (a) to the members of the Company Group and their respective officers, managers and employees, in each case to the extent reasonably necessary for the Independent Director to discharge his duties hereunder; (b) as required by law; (c) pursuant to a subpoena or order issued by a court, governmental body, agency or official; or (d) to the extent such information (i) is generally known to the public, (ii) was known to the Independent Director prior to its disclosure to the Independent Director by the Cumulus Companies, (iii) was obtained by the Independent Director from a third party which, to the Independent Director’s knowledge, was not prohibited from disclosing such information to the Independent Director pursuant to any contractual, legal or fiduciary obligation, or (iv) was independently derived by the Independent Director without any use of Confidential Information. This Section 10 shall continue in effect after the Independent Director has ceased acting as a member of the Board for a period of one (1) year; provided, that with respect to any Confidential Information containing, involving or related to the Company Group’s trade secrets or competitively sensitive information, the confidentiality obligations under this Section 10 shall continue at all times after the Independent Director has ceased acting as a member of the Board.
11.MISCELLANEOUS. The Independent Director confirms that his performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that the Independent Director may have with or to any person or entity. In the event the Independent Director knows or has reason to know that any of the statements made herein is not true, the Independent Director shall immediately report such finding to the Board and Cumulus Media. The Independent Director hereby acknowledges and agrees that this Agreement shall be an obligation solely of Cumulus Media, and the Independent Director shall have no recourse whatsoever against Cumulus Media’s stakeholders or any of its affiliates or subsidiaries with regard to this Agreement.
12.INFORMATION. Cumulus Media shall provide the Independent Director with such financial and other information, and shall make its management available to discuss the business and operations of the Company Group as the Independent Director shall reasonably request.
13.EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.
14.GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the state of Delaware without reference to its conflicts of laws principles of Delaware or any other jurisdiction that would call for application of the law of any other jurisdiction.
15.ASSIGNMENT. The rights and benefits of Cumulus Media under this Agreement shall not be transferable (whether by operation of law or otherwise) without the Independent Director’s consent, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The Independent Director acknowledges that the duties and obligations of the Independent Director under this

Agreement are personal and therefore the Independent Director may not assign any right or duty under this Agreement without the prior written consent of Cumulus Media.
16.BINDING EFFECT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of Cumulus Media), heirs and personal legal representatives. Cumulus Media shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business or assets of Cumulus Media, by written agreement in form and substance reasonably satisfactory to the Independent Director, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Cumulus Media would be required to perform if no such succession had taken place.
17.SEVERABILITY; HEADINGS. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid as applied to any fact or circumstance, it shall be modified by the minimum amount necessary to render it valid, and any such invalidity shall not affect any other provision, or the same provision as applied to any other fact or circumstance. The headings used in this Agreement are for convenience only and shall not be construed to limit or define the scope of any section or provision.
18.COUNTERPARTS; AMENDMENT. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement. No amendment to this Agreement shall be effective unless in writing signed by each of the parties hereto.
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The parties hereto have caused this Agreement to be executed on the date first above written.
CUMULUS MEDIA INC.

By: /s/ Richard S. Denning
Name: Richard S. Denning
Title: Executive Vice President, General Counsel &
     Secretary
SIGNATURE PAGE TO INDEPENDENT DIRECTOR AGREEMENT

INDEPENDENT DIRECTOR

By: /s/ David Tolley
Name: David Tolley

SIGNATURE PAGE TO INDEPENDENT DIRECTOR AGREEMENT